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                                                                      Exhibit 11


             STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS

     Net income per common share of $0.90 for the year ended June 30, 1999 was calculated by dividing net income of $956,287 for the year ended June 30, 1999 by the weighted average number of common shares outstanding of 1,068,192. Net income per common share of $1.06 for the year ended June 30, 1998 was calculated by dividing net income of $1,203,707 for the year ended June 30, 1998 by the weighted average number of common shares outstanding of 1,136,778. The number of shares purchased by the ESOP which have not been allocated or committed to be released to participant accounts are not assumed to be outstanding in calculating the weighted average number of common shares outstanding. All information set forth above regarding net income per share and weighted average common shares outstanding includes the effects of the three-for-one stock split effected in the form of a dividend that occurred during the quarter ended June 30, 1998.